EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76006 and 333-76008), of our report dated February 18, 2004 (with respect to the first paragraph of Note 6, April 14, 2004, and with respect to the third paragraph of Note 3, October 1, 2004), relating to our audit of the consolidated financial statements of CTI Industries Corporation and subsidiaries as of December 31, 2003 and for the year then ended included in the 2004 annual report on Form 10-K.

/s/ Eisner LLP

New York, New York
May 9, 2005